EXHIBIT 99.11
                        POOLED EQUITY'S ORIGINAL PETITION
                        ---------------------------------


                              CAUSE NO. 00-08824-I

LSOF POOLED EQUITY, L.P.                    ss.       IN THE DISTRICT COURT
                                            ss.
                           Plaintiff,       ss.
                                            ss.
v.                                          ss.       162nd JUDICIAL DISTRICT
                                            ss.
GREENBRIAR CORPORATION                      ss.
                                            ss.
                           Defendant.       ss.       DALLAS COUNTY, TEXAS


                          PLAINTIFF'S ORIGINAL PETITION
                          -----------------------------

                  Plaintiff LSOF Pooled Equity, L.P. ("Pooled Equity") respectfully files this its Original Petition, and would show as follows:

                                       I.
                                  INTRODUCTION
                                  ------------

                  Pooled Equity is a preferred stockholder of Greenbriar Corporation ("Greenbriar"). Pooled Equity is entitled to convert its shares of Preferred Stock (as defined herein) of Greenbriar into shares of common stock of Greenbriar (the "Common Stock") at a conversion price of $0.69 per share of Common Stock. On October 30, 2000, Pooled Equity notified Greenbriar of its election to convert the Preferred Stock into Common Stock. However, Greenbriar has refused to comply with Pooled Equity's election. Accordingly, Pooled Equity seeks a judgment from the Court declaring that it has lawfully converted the Preferred Stock into Common Stock at a conversion price of $0.69 per share of Common Stock. Additionally, Pooled Equity seeks a temporary and permanent injunction barring Greenbriar from taking any action that would impair or prejudice Pooled Equity's rights in the Preferred Stock and the Common Stock.

                                       II.
                                    DISCOVERY
                                    ---------

                  1. Pooled Equity requests that discovery be conducted in this case under a Level 2 discovery control plan pursuant to Texas Rule of Civil Procedure 190.3.

                                      III.
                                     PARTIES
                                     -------

                  2. Plaintiff Pooled Equity is a limited partnership organized and existing under the laws of the State of Delaware with its principal place of business in Dallas County, Texas.

                  3. Defendant Greenbriar is a corporation organized and existing under the laws of the State of Nevada with its principal place of business in Dallas County, Texas. Greenbriar may be served through its President James R. Gilley, at Greenbriar's principal place of business at 4265 Kellway Circle, Addison, Texas 75244.

                                      IV.
                              JURISDICTION & VENUE
                              --------------------

                  4. The Court has subject matter jurisdiction because the amount in controversy exceeds the minimum jurisdictional limits of this Court. The Court has personal jurisdiction over Greenbriar because it has conducted business in the State of Texas by entering into contracts with Pooled Equity and other Texas residents, which contracts are performable, in whole or in part, in Texas. TEX. CIV. PRAC. & REM. CODEss.17.042.

                  5. Venue of this action is proper in Dallas County, Texas, pursuant to Section 15.002(a)(1) and (3) of the Texas Civil Practice and Remedies Code, because all or a substantial part of the events or omissions giving rise to the claim occurred in Dallas County, Texas and because Greenbriar maintains its principal office in Dallas County, Texas.

                                       V.
                               FACTUAL BACKGROUND
                               ------------------

                  6. On January 13, 1998, a company affiliated with Pooled Equity purchased (i) 1,400,000 shares of Greenbriar's Series F Senior Convertible Preferred Stock (the "Series F Preferred"), and (ii) 800,000 shares of Greenbriar's Series G Senior Non-Voting Convertible Preferred Stock (the "Series G Preferred", and, collectively, the "Preferred Stock"). The aggregate purchase price Pooled Equity paid for the Preferred Stock was $22,000,000.2

-----------------------
2 Lone Star Opportunity Fund. L.P. ("Lone Star") initially purchased the Preferred Stock, which was assigned to LSOF Greenbriar, L.L.C ("LSOF Greenbriar"), a wholly owned subsidiary of Lone Star, pursuant to an Assignment and Assumption Agreement dated January 13, 1998. On July 23, 1998, LSOF Greenbriar assigned the Preferred Stock to Pooled Equity.

                  7. Subject to certain terms and conditions, the Preferred Stock was convertible into shares of Greenbriar Common Stock, at an initial conversion price of $17.50 per share of Common Stock. The terms governing such a conversion of the Preferred Stock are set forth in (i) the Certificate of Voting Powers, Designations, Preferences and Relative, Participating, Optional or other Special Rights of Series F Senior Convertible Preferred Stock (the "Series F Certificate of Designation") and (ii) the Certificate of Voting Powers, Designations, Preferences and Relative, Participating, Optional or Other Special Rights of Series G Senior Non-Voting Convertible Preferred Stock (the "Series G Certificate of Designation," which together with the Series F Certificate of Designation, shall be collectively referred to as the "Certificates of Designation"). True and correct copies of each of these documents are attached hereto as Exhibits "A" and "B," respectively, and incorporated herein for all purposes.

                  8. In late October 2000, while conducting due diligence related to a proposal by Greenbriar to defer the conversion provisions of the Certificates of Designation, Pooled Equity learned that, since the date of issuance of the Preferred Stock, Greenbriar had granted various options to purchase shares of Common Stock to certain employees, officers and directors of Greenbriar. The grant of these options triggered the anti-dilution provisions of the Certificates of Designation.

                  9. The anti-dilution provisions provide that, subject to certain limited exceptions, the conversion price for the Preferred Stock shall be adjusted, when, among other things, stock options are granted with an exercise price per share that is lower than the Preferred Stock conversion price. The lowest exercise price for a Greenbriar stock option which has been granted is $0.69 per share of Common Stock. Consequently, the conversion price for the Preferred Stock has fallen from $17.50 per share of Common Stock to $0.69 per share of Common Stock.

                  10. On October 30, 2000, Pooled Equity delivered to Greenbriar a written notice of conversion (the "Conversion Notice"), whereby Pooled Equity elected to convert the (i) 1,400,000 shares of Series F Preferred and (ii) 497,697 shares of Series G Preferred owned by it (a total of 1,897,697 shares of Preferred Stock) into shares of Common Stock.3 Assuming no accrued and unpaid dividends, such 1,897,697 shares of Preferred Stock are convertible into 27,502,855 shares of Common Stock at a conversion price of $0.69. A true and

--------------------------------
3 Earlier this year 302,303 shares of the Series G Preferred were redeemed.

correct copy of the Conversion Notice is attached hereto as Exhibit "D" and incorporated herein for all purposes.

                  11. The Conversion Notice directed Greenbriar to immediately issue to Pooled Equity the lesser of (i) 6,955,135 shares of Common Stock and
(ii) such number of shares of Common Stock that would equal 49.8% of the outstanding Common Stock. The Conversion Notice also directed Greenbriar to issue the remaining shares of Common Stock due to Pooled Equity as a result of the conversion of the Preferred Stock upon written notice from Pooled Equity that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 had expired or terminated with respect to the conversion of the Preferred Stock, or was no longer available.

                  12. Greenbriar has refused to issue the Common Stock as requested in the Conversion Notice and has advanced various, but meritless, arguments as to why the Conversion Notice is allegedly not effective. In a tacit admission that the Conversion Notice is effective, Greenbriar sent out notices to its employees attempting to cancel the options that triggered the anti-dilution provisions set forth in the Certificates of Designation. As a matter of law, such notices cannot affect Pooled Equity's prior exercise of its conversion rights.

                  13. Finally, on November 2, 2000, Greenbriar informed Pooled Equity that based on a secretary's certificate of corporate resolutions (the "Corporate Resolutions"), the maximum number of shares reserved for issuance upon conversion is capped at 1,257,143. A true and correct copy of the Corporate Resolutions is attached hereto as Exhibit "E" and incorporated herein for all purposes. If Greenbriar is correct, and the number of shares of Common Stock reserved for issuance upon conversion of the Preferred Stock is so capped, then Greenbriar is in default under the Certificates of Designation for failing to reserve a sufficient number of shares of common stock to effect the conversion. This default triggers a variety of contractual remedies under the Certificates of Designation, including (i) penalty dividends, (ii) the right to appoint 70% of Greenbriar's board of directors and (iii) a Preferred Stock put right.

                                      VI.
                                CAUSES OF ACTION
                                ----------------

                         COUNT ONE: DECLARATORY JUDGMENT
                         -------------------------------

                  14. The allegations of paragraphs 1 through 13 are incorporated herein by reference as if set forth fully below.

                  15. A justiciable controversy has arisen regarding the rights and status of Pooled Equity and Greenbriar vis-a-vis the Preferred Stock. Pursuant to the provisions of Texas Civil Practice & Remedies Code Section
37.001 et seq., Pooled Equity seeks a declaratory judgment from this Court that will establish the rights of Pooled Equity and Greenbriar under the Certificates of Designation. Such a declaratory judgment will settle the rights and status of the parties which are now in controversy.

                  16. Specifically, Pooled Equity seeks a declaratory judgment stating that the antidilution provisions of the Certificates of Designation have been triggered, and that the conversion price of the Preferred Stock is $0.69 per share of Common Stock. Additionally, Pooled Equity requests that the Court find that Pooled Equity has properly exercised its right to convert the Preferred Stock to Common Stock, and that the Notice of Conversion was effective upon delivery to Greenbriar on October 30, 2000. Lastly, Pooled Equity seeks a ruling from the Court that Pooled Equity's rights in the Common Stock have not and will not be affected by any actions taken by Greenbriar after delivery of the Notice of Conversion.4

                  17. Alternatively, and to the extent that the number of shares of Common Stock reserved for issuance upon conversion of Pooled Equity's Preferred Stock is capped at 1,257,143, Pooled Equity seeks a judgment from this Court that Greenbriar has defaulted on its obligation to reserve a sufficient number of shares of Common Stock to effect Pooled Equity's conversion rights. As a result of such default, Pooled Equity is entitled to the full range of remedies set forth in the Certificates of Designation.

                  COUNT TWO: TEMPORARY AND PERMANENT INJUNCTION
                  ---------------------------------------------

                  18. The allegations of Paragraphs 1-17 are incorporated herein by reference as if set forth fully below.

----------------------------
4 Pursuant to ss. 6.5 of the Certificates of Designation, Greenbriar is prohibited from taking any action that would impair Pooled Equity's conversion rights in the Preferred Stock.

                  19. Pooled Equity also seeks and is entitled to a temporary and permanent injunction pursuant to Texas Civil Practice and Remedies Code ss.65.011, because Greenbriar has already taken various measures in violation of its duties to Pooled Equity under the Certificates of Designation. Upon information and belief, Greenbriar is also contemplating additional measures in an attempt to thwart Pooled Equity's conversion rights. Such actions may impair and prejudice Greenbriar's conversion rights in the Preferred Stock and the Common Stock, and will render any remedy at law that Pooled Equity may recover herein inadequate. Moreover, the harm that Pooled Equity will suffer as a result of Greenbriar's actions will be irreparable.

                  20. Accordingly, Pooled Equity is entitled to a permanent injunction enjoining Greenbriar from taking any action that would impair or prejudice Pooled Equity's rights in the Preferred Stock and the Common Stock.

                          COUNT THREE: ATTORNEYS' FEES
                          ----------------------------

                  21. The allegations of paragraphs 1 through 20 are incorporated herein by reference as if set forth fully below.

                  22. Due to Greenbriar's actions, it has been necessary for Pooled Equity to retain the undersigned legal counsel to prosecute this lawsuit on its behalf. As a result, Pooled Equity has incurred attorneys' fees, expenses, and costs, which Pooled Equity is entitled to recover from Greenbriar under Texas law. TEX. CIV. PRAC. & REM. CODEss.37.009.

                                      VII.
                              CONDITIONS PRECEDENT
                              --------------------

                  23. All conditions precedent to the bringing of this action have either occurred or have been performed, excused, or waived.

                                PRAYER FOR RELIEF
                                -----------------

                  WHEREFORE, PREMISES CONSIDERED, Pooled Equity respectfully requests that Greenbriar be cited to appear and answer herein, and that upon final hearing or trial of this matter, the Court enter an Order declaring that:

                  (1) Pooled Equity has properly exercised its right to convert the Preferred Stock into Common Stock, and that the conversion price of the Preferred Stock is $0.69 per share of Common Stock;

                  (2) Any actions that Greenbriar takes from and after October 30, 2000, to impair Pooled Equity's rights in the Common Stock will be of no force and effect;
                  (3) Alternatively, the number of shares of Common Stock reserved for issuance upon conversion of the Preferred Stock is capped at 1,257,143, and as a result, Greenbriar has defaulted on its obligations to Pooled Equity under the Certificates of Designation, which default entitles Pooled Equity the full range of remedies set forth in the Certificates of Designation;
                  (4) Greenbriar is permanently enjoined from taking any action inconsistent with its obligations to Pooled Equity underss.6.5 of the Certificates of Designation;
                  (5) Pooled Equity is entitled to recover all court costs and reasonable and necessary attorneys' fees and expenses it has incurred in this case; and
                  (6)      Pooled Equity be granted any and all other relief, at
                           law and in equity, to which it may be justly
                           entitled.


                                     Respectfully submitted,


                                     /s/ T. Ray Guy
                                     -----------------------------------
                                     T. Ray Guy
                                     State Bar No. 08648500
                                     K. Todd Phillips
                                     State Bar No. 24002767
                                     WEIL, GOTSHAL & MANGES LLP
                                     100 Crescent Court, Suite 1300
                                     Dallas, Texas 75201-6950
                                     Telephone: (214) 746-7700
                                     Telecopy: (214) 746-7777

                                     ATTORNEYS FOR PLAINTIFF
                                     LSOF POOLED EQUITY, L.P.